                                                                EXHIBIT 11.1


                              MICREL, INCORPORATED
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
                      (In thousands, except per share data)

                                    -------



                                    Three Months Ended      Six Months Ended
                                        June 30,                 June 30,
                                    ------------------      -----------------
                                      1997      1996          1997      1996
                                    -------    -------      -------   -------
Weighted average common
  shares outstanding                  9,467      9,095        9,417     9,037

 Dilutive effect of stock options       910        837          948       901
                                    -------    -------      -------   -------
 Number of shares used in
   computing per share amounts       10,377      9,932       10,365     9,938
                                    =======    =======      =======   =======

Net income                          $ 3,837    $ 2,112      $ 7,078   $ 4,005
                                    =======    =======      =======   =======

Net income per common and
   equivalent share                 $  0.37    $  0.21      $  0.68   $  0.40
                                    =======    =======      =======   =======

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